EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Amendment No. 1 to Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of common stock, par value $0.01 per share, of Potbelly Corporation is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1). This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 3, 2015

OXFORD CAPITAL PARTNERS, INC.

By:	/s/ Vann A. Avedisian
Name:	Vann A. Avedisian
Title:	Managing Director

By:	/s/ John W. Rutledge
Name:	John W. Rutledge
Title:	Managing Director

By:	/s/ John W. Rutledge
Name:	John W. Rutledge

By:	/s/ Vann A. Avedisian
Name:	Vann A. Avedisian